                                                EXHIBIT 11

                              Statement Re Computation of Per Share Earnings


                                              OHM CORPORATION
                                     COMPUTATION OF PER SHARE EARNINGS
                                   (In Thousands, Except Per Share Data)


                                                                       Three Months Ended             Six Months Ended
                                                                             June 30,                      June 30,
                                                                    ------------------------       -----------------------
                                                                      1995           1994              1995         1994
                                                                      ----           ----              ----         ----
PRIMARY:

         Average Shares Outstanding                                  20,100         15,578            17,903        15,559
         Net effect of dilutive stock options and warrants--
                 based on the treasury stock method                     493            634               232           648
                                                                    -------        -------           -------       -------

                          Total                                      20,593         16,212            18,135        16,207
                                                                    =======        =======           =======       =======

         Net Income                                                 $   234        $ 2,069           $ 1,521       $ 2,874
                                                                    =======        =======           =======       =======

         Per Share Amount                                           $  0.01        $  0.13           $  0.08       $  0.18
                                                                    =======        =======           =======       =======

FULLY DILUTED: (1)

         Average Shares Outstanding                                  20,100         15,578            17,903        15,559
         Net effect of dilutive stock options and warrants--
                 based on the treasury stock method                     623            634               553           648
                                                                    -------        -------           -------       -------

                          Total                                      20,723         16,212            18,456        16,207
                                                                    =======        =======           =======       =======

         Net Income                                                 $   234        $ 2,069           $ 1,521       $ 2,874
                                                                    =======        =======           =======       =======

         Per Share Amount                                           $  0.01        $  0.13           $  0.08       $  0.18
                                                                    =======        =======           =======       =======

(1) Fully dilutive effect of stock options and warrants on per share amounts for the three and six months ended June 30, 1995 and 1994, has not been presented in the statements of income since any reduction of less than 3% in the aggregate need not be considered as dilution.